UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 17, 2014

Gladstone Land Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-35795	54-1892552
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive , Suite 100, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	7032875893

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2014, Gladstone Land Corporation (the "Company") won , at a public auction, the right to acquire 332 acres of cropland located in Monterey County, California (the "Property"), for a purchase price of approximately $17.0 million (the "Winning Bid"). The Winning Bid was accepted by John L. McDonnell, Jr., as trustee of the Jarvis Replacement Administrative Trust. The Property is irrigated farmland that is primarily farmed for strawberries and vegetables. The transaction is expected to close on January 5, 2015, and the Company intends to finance this acquisition primarily through its new facility with Federal Agricultural Mortgage Corporation ("Farmer Mac").

The purchase of the Property is subject to certain closing conditions, and there can be no assurance that the acquisition will be consummated by a certain time, or at all.

Certain statements and assumptions in this filing contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. The Company undertakes no obligations to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

December 23, 2014	By:	/s/ Lewis Parrish

Name: Lewis Parrish
Title: Chief Financial Officer